Exhibit 10.6

Tempest Therapeutics, Inc.

Success Bonus Agreement

This Success Bonus Agreement (this “Agreement”) is entered into by Tempest Therapeutics, Inc. (the “Company”) and [NAME] (“Participant” or “you”), as of [__], 2025.

1.
Purpose. The purpose of this Agreement is to provide a cash bonus as an incentive for Participant to continue to provide services to the Company through the consummation of a Change in Control (as such term is defined in the Company’s 2017 Equity Incentive Plan) (the “Closing”).
2.
Success Bonus.
(a)
Success Bonus. Upon the Closing and subject to the terms of this Agreement, Participant shall be eligible to receive a cash bonus in an amount of $[______], less tax withholdings and deductions, if applicable (the “Success Bonus”).
(b)
Eligibility. Participant’s eligibility to receive payment of the Success Bonus is subject to Participant’s Continuous Service (as such term is defined in the Company’s Amended and Restated 2023 Equity Incentive Plan) with the Company through the Closing. If Participant’s Continuous Service with the Company ceases for any reason before the Closing, then Participant shall forfeit all rights to receive the Success Bonus, and this Agreement shall be null and void and of no further force or effect.
(c)
Payment of Success Bonus. Provided the conditions set forth in this Agreement are satisfied, the Success Bonus shall be paid in a lump sum cash payment within thirty (30) days following the Closing.
3.
Release of Claims. You must sign a general release of claims against the Company, its affiliated entities, officers, directors, employees, stockholders, agents and other standard releasees, in the form provided by the Company (the “Release”) within the applicable period set forth therein and allow the Release to become effective and irrevocable in accordance with its terms, which must occur no later than thirty (30) days following the Closing.
4.
Section 409A. It is intended that any payment or benefit set forth in this Agreement satisfy one or more exemptions from the application of Section 409A of U.S. Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the payments or benefits provided hereunder are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse tax consequences and any ambiguities herein shall be interpreted accordingly. To the extent any payment or benefit under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment or benefit shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. To the extent required by Section 409A, if the return deadline and post-execution revocation period specified in the Release crosses tax years, the Success Bonus shall be paid in the later tax year after effectiveness of the Release.
5.
Interpretation and Administration. This Agreement shall be interpreted and administered by the Company’s Board of Directors (the “Board”) or a committee of the Board (the “Administrator”). All actions taken by the Administrator in interpreting the terms of this Agreement and administration of this Agreement shall be final and binding on you.
6.
Amendment; Waiver. This Agreement may be amended by the Administrator, provided that no amendment shall adversely affect your rights hereunder without the written consent of Participant unless such amendment is necessary, in the good faith determination of the Administrator, to bring this Agreement into exemption from or compliance with Section 409A. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
7.
No Advice. You are encouraged to contact your personal legal and tax advisors with respect to the Success Bonus. Neither the Company nor any of its employees, directors, officers, or agents shall, or are authorized to, provide any tax or legal advice to you. The Company has no duty or obligation to minimize the tax consequences to you under this Agreement and shall not be liable to you for any adverse tax consequences to you in connection with this Agreement.
8.
No Guarantee of Employment or Continued Service. This Agreement is intended to provide a financial incentive to you and does not confer to you any rights to continued employment or engagement as a service provider with the Company. To the extent you are an employee, your employment with the Company shall remain at-will and subject to termination by either the Company or you at any time, for any reason and without notice.
9.
No Equity Interest; Status as Creditor. Nothing in this Agreement creates or conveys any equity or ownership interest in the Company or any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders. Participant’s sole right under this Agreement shall be as a general unsecured creditor of the Company.
10.
Unfunded Plan. Any payment under this Agreement shall be unfunded and shall not create (or be construed to create) a trust or separate fund.
11.
Assignment or Transfer by Participant. Your rights under this Agreement may not be assigned or transferred except by will or under the laws of descent and distribution. Any purported assignment or transfer by you shall be void. Participant may, by delivering written notice to the Company in a form satisfactory to the Company, designate a third party who, in the event of the death of Participant, shall be entitled to receive a payment (if any) due to Participant hereunder.
12.
Termination of this Agreement. This Agreement and the potential to earn the Success Bonus hereunder shall terminate and no amounts shall be earned and payable hereunder as of and effective on the earliest to occur of: (i) termination of Participant’s Continuous Service; (ii) any liquidation, dissolution or winding up of the Company; (iii) at such time as all earned payments due under this Agreement have been paid; and (iv) January 31, 2026.
13.
Entire Agreement. This Agreement sets forth the entire understanding between you and the Company regarding the matters set forth herein and supersedes all prior oral and written agreements, promises and/or representations on such matters.
14.
Confidentiality. You must keep this Agreement and your eligibility and rights hereunder confidential except (i) to the extent reasonably required in connection with the performance of your responsibilities for the Company and/or the acquiring, surviving or successor company (or its affiliate) in the Change in Control, (ii) you may disclose this Agreement to your family and tax or legal advisors, provided they agree to keep this Agreement and your eligibility and rights hereunder confidential, or (iii) as required by applicable law.
15.
Governing Law. Your rights and obligations under this Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the state of California without regard to its or any other jurisdiction’s conflicts of laws principles.
16.
Severability. If any provision of this Agreement is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed and enforced as if such provision had not been included.
17.
Acknowledgment. By signing in the space provided below, you agree to be bound by the terms and conditions of this Agreement, as same may be amended from time to time, and represent to the Company that you have received and read and fully understand the terms and conditions of this Agreement.

*****

Tempest Therapeutics, Inc.

By:

[Name]

[Title]

By signing below, I hereby agree to the terms and conditions of this Success Bonus Agreement.

Accepted and Agreed:

Participant

[Name]